Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

William P. Taylor Chief Executive Officer SR Bancorp, Inc. (732) 560-1700, ext. 5201	David Orbach Executive Chairman SR Bancorp, Inc. (973) 716-0600, ext. 1601

SR BANCORP, INC. ANNOUNCES
MANAGEMENT CHANGES

BOUND BROOK, NEW JERSEY, November 20, 2025 – SR Bancorp, Inc. (the “Company”) (NASDAQ: SRBK), the holding company for Somerset Regal Bank (the “Bank”), announced that William P. Taylor has announced his retirement as Chief Executive Officer of the Company and the Bank, effective January 1, 2026.  Mr. Taylor will remain a director of the Company and Executive Chairman of the Bank.  Mr. Taylor will be succeeded by Christopher Pribula, who is currently the President and Chief Operating Officer.  Additionally, the Company announced that Neil Viotto, who is currently the Senior Vice President—Senior Mortgage Lending Officer, has been named Executive Vice President and Chief Operating Officer.

“Bill’s decision to retire as Chief Executive Officer caps off a tremendously productive and successful 42-year career with Somerset.  Bill has been extensively involved in many of the changes that have transformed the Bank over the years and he will be missed, although we are pleased to retain his institutional knowledge and banking acumen as he continues on the Board” said David Orbach, Executive Chairman of the Company.   “Chris has been an integral part of our team during his almost 20-year tenure here and I look forward to continuing to work with him in his new role as Chief Executive Officer,” continued Mr. Orbach.  “Also, Neil brings a wealth of experience.  This promotion is a well-deserved recognition of his role and efforts to help the Bank succeed.”

Mr. Taylor joined the Bank in 1983 as Assistant Vice President and Controller and became President in 2009 and Chief Executive Officer in 2013.  He has helped steer the Bank through the growth and changes experienced during his tenure, which include the conversion of the Bank to a public company and the merger with Regal Bank in 2023.

Mr. Pribula joined the Bank in 2006 and was named Executive Vice President and Chief Operating Officer in 2013 and President in 2019.

Mr. Viotto was an employee with the bank from 2011 until 2021 and then rejoined the Bank as Senior Vice President—Senior Mortgage Lending Officer in October 2022.  He will be assuming responsibility for the Bank’s operations, lending, new business and marketing areas.

About SR Bancorp, Inc.

SR Bancorp, Inc. is the holding company for Somerset Regal Bank, a full-service New Jersey commercial bank headquartered in Bound Brook, New Jersey that operates 14 branches in Essex, Hunterdon, Middlesex, Morris, Somerset and Union Counties, New Jersey. At September 30, 2025, SR Bancorp had $1.11 billion in total assets, $826.4 million in net loans, $869.6 million in deposits and total equity of $191.9 million. Additional information about Somerset Regal Bank is available on its website, www.somersetregalbank.com.